Exhibit 10.13

THIRD ADDENDUM AGREEMENT

Dated: March 23, 2010

BY AND BETWEEN

YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.

of P.O. Box 95, Rehovot 76100, Israel

(hereinafter “Yeda”)

and

BRAINSWAY. INC.

a company duly registered under the laws of the state of Delaware, U.S.A

(hereinafter “the Company”)

WHEREAS	Yeda and the Company are parties to a Research and Licence Agreement dated 2 June 2005 (the “R&L Agreement”); and

WHEREAS

The Research defined under the R&L Agreement was extended by two Research extensions, pursuant to the First Addendum Agreement dated: August 19, 2007 and the Second Addendum Agreement, dated: March 5, 2009 (collectively, the “Extensions”); and

WHEREAS

the parties wish to define in this Third Addendum Agreement (“this Agreement”) the terms and conditions which shall apply (as between the parties) to the two inventions jointly developed by the parties (inter alia), and to set out certain provisions regarding royalties to be payable in respect of a particular Product, all as set out herein below.

NOW THEREFORE IT IS AGREED BY THE PARTIES HERETO AS FOLLOWS:

1.                   Terms and phrases used in this Agreement which are defined in the R&L Agreement shall have in this Agreement the same meaning as that attributed to them in the R&L Agreement, unless otherwise expressly defined in this Agreement.

2.                   This Agreement, the R&L Agreement and the Extensions shall be read as one and shall represent the complete current understanding between the parties with respect to the subject matter hereof. Subject to the modifications contained herein and in the Extensions, the provisions of the R&L Agreement shall remain unaltered and in full force and effect.

L/88017/4000/1328773/1	Act: 110904_007
09-2595-09-35

3.                   The above preamble and the appendices attached hereto form an integral part of this Agreement.

The 2005 Patent

4.                   The parties hereby acknowledge and declare as follows:

a.                        To the best of the parties’ knowledge, the right and title to PCT patent application, publication number WO/2006/134598, entitled: “TRANSCRANIAL MAGNETIC STIMULATION SYSTEM AND METHOD” and any corresponding patent application and in any patents granted in respect of any of the foregoing patent applications (Yeda’s Ref. 2005-117, as more fully specified in Appendix A hereto, hereinafter, collectively: the “2005 Patent”) vests in its three co-owners, as follows:

i.                            Yeda (which ownership rights are derived from the inventorship interest of the Scientist); and

ii.         The Company (which ownership rights are derived from the inventorship interest of its employees: Dr. Yiftach Roth and Mr. David Hazani and from the inventorship interest of Prof. Pedro C. Miranda of the university of Lisbon, which according to the Company’s representation was assigned to the Company  in a Deed of Assignment signed by Prof. Miranda on September 14, 2005); and

iii.                      the NIH (which ownership rights are derived from the inventorship interest of its employee, Mr. Mark Hallett).

b.                        The Company hereby represents that by virtue of a certain amendment agreement signed between the Company and the NIH on October 4, 2008 (“the NIH Amendment”), in which the NIH granted to the Company an exclusive license in and to the NIH’s rights under the 2005 Patent — the NIH has also granted its consent to include the 2005 Patent in the License granted by Yeda to the Company. Subject to the aforesaid, it is hereby agreed (as between Yeda and the Company) that Yeda’s rights in the 2005 Patent shall be part of the Licensed Information under the R&L Agreement and as such licensed to the Company under the Licence. In consideration for the aforesaid, the Company undertakes and agrees that:

i.                            it shall pay Yeda royalties and/or sublicensing receipts in respect of its commercial use of the 2005 Patent, as if the 2005 Patent were one of the Patents included in the Licensed Information under the Licence, in accordance with clause 9 to the R&L Agreement but subject (where applicable) to the provisions of clause 6 below.

ii.                         The terms “Patent” or “Patents”, wherever used in the R&L Agreement, including in the definitions of “License”, “Products”, “Sublicence” and “Sublicencee”, shall be deemed to include the 2005 Patent. In addition, in clauses 7, 10.1, 10.2, 13.1.1 and 13.2.2 , “Patent” or “Patents”, wherever used, shall be deemed to include the 2005 Patent; and iii. any sublicence, assignment or transfer of the Company’s rights in the 2005 Patent to any third party shall be subject to all provisions included in the R&L Agreement in respect of a Sublicence and/or an assignment and/or transfer of any Patent as more fully specified therein and mutatis mutandis.

iii.                      without derogating from any other remedy or relief granted to Yeda under the R&L Agreement or by law, the Company hereby undertakes, that in any case of a material breach by the Company of its aforementioned obligations (specified in this sub-section (b) above) that is not cured by the Company within the notice period set forth in Section 13.3 of the R&L Agreement — it shall immediately, upon first written demand from Yeda, assign to Yeda all of its rights and title in the 2005 Patent, and in such event, all provisions of clauses 5(b) and 5(c) below, shall apply to the Company’s rights and title in the 2005 Patent, mutatis mutandis.

iv.                     Yeda agrees that, notwithstanding the provisions of Section 6.1 of the R&L Agreement the Company shall prosecute and maintain the 2005 Patent, provided that the Company shall consult with Yeda and keep Yeda informed of any development in regard thereof and instruct its outside patent counsel to copy Yeda on all correspondence related thereto. The Company represents that a similar understanding in this regard was reached with the NIH within the NIH Amendment. It is also agreed, between Yeda and the Company, that Yeda shall not bear any costs, fees or expenses in respect of the prosecution and/or maintenance of the 2005 Patent.

The 2008 Patent

5.                   The Parties hereby acknowledge, agree and declare as follows:

a.                        All right and title to the invention entitled: “SYSTEM AND METHODS FOR CONTROLLING ELECTRIC FIELD PULSE PARAMETERS USING TRANSCRANIAL MAGNETIC STIMULATION” (Yeda’s Ref. 2008-128) that was invented by the Scientist (Prof. Abraham Zangen of the Institute), together with Dr. Yiftach Roth, Mr. Vadim Chudnovsky, Mr. Noach Safra and Mr. David Hazani — all employees of the Company, pursuant to the Scientist’s consultancy services for the Company, under the Consultancy Agreement signed by the Scientist and the Company on April 1st, 2009, and any patent application filed in respect thereof, or any patent ensuing therefrom (as more fully specified in Appendix B hereto, hereinafter, collectively, the “2008 Patent”) shall vest exclusively in Yeda and shall be deemed to be included as a Patent under the R&L Agreement and shall be licensed to the Company as one of the Patents, as defined in the R&L Agreement and subject to all terms and conditions thereof, provided that all obligations of the Company, as specified in sub-sections (b) and (c) below, are fully met.

b.                        The Company undertakes that forthwith upon Yeda’s request, all rights derived from the Company’s employees’ inventorship interest in the 2008 Patent shall be assigned and transferred to Yeda, at the Company’s expense, and the Company and/or its employees shall reasonably cooperate with Yeda and/or its representatives with regard to the preparation and prosecution of patent applications relating thereto, including by signing all documents which Yeda and/or its representative shall reasonably request them to sign, from time to time, for the said purpose.

c.                         The Company acknowledges that all patent applications, as of the date of this Third Addendum Agreement, in respect of the 2008 Patent shall be filed in the name of Yeda, except in cases where Yeda deems it necessary that the patent applications be filed in the name of the inventors, and then assigned to Yeda. Where a patent application has been filed in the name of the inventors, the Company undertakes to fully cooperate with Yeda and its representatives, at their request, and obligate its employees to sign any document reasonably required for effecting the assignment to Yeda. Patent applications in respect of the 2008 Patent already filed prior to the date hereof, which have not been filed in the name of Yeda as a sole owner, shall be assigned to Yeda.

d.                        The 2008 Patent shall be subject to all provisions of the R&L Agreement, and, inter alia, to the provisions of clause 6 (“PATENTS; PATENT INFRINGMENT”) thereof. However, notwithstanding the provisions of clause 6.1 of the R&L Agreement, it is hereby agreed that the outside patent counsel to be retained by Yeda for the preparation, filing and prosecution of the 2008 Patent, shall be the patent counsel administrating the patent-portfolio of the Company. However, if Yeda shall have an objection to the identity of a certain patent counsel (based on reasonable grounds), then, the parties shall consult each other in good faith, and the matter shall be mutually decided.

Product Royalties

6.                   The parties acknowledge that the Deep TMS system for treatment of depression, currently undergoing clinical trials, as more particularly described in clause 6.6 of the Company’s prospectus dated 26 February 2009 and in section 1 of the table in clause 6.13.4.1 therein (a copy of the relevant sections of the prospectus being attached herein as Appendix C) (“the Current Product”), falls within the scope of “Products”, as such term is defined in the R&L Agreement, and that the provisions of the R&L Agreement accordingly apply thereto. The provisions of clause 9.1.2 of the R&L Agreement notwithstanding, it is however agreed that the Company shall pay Yeda in respect of the Current Product as follows (and not, for the avoidance of doubt, as set forth in clause 9.1.2 of the R&L Agreement):

a.                        a royalty of 1% (one percent) of Net Sales of Current Products by or on behalf of the Company or any Sublicensees; and

b.                        a one-time sum of US $50,000 (fifty thousand United States Dollars) immediately following the achievement by the Company of Net Sales of all Products (not only the Current Product) of an aggregate cumulative amount of US $10,000,000 (ten million United States Dollars).

For the avoidance of doubt, any upgrade, improvement, or development of the Current Product (including, without limitation, the inclusion of the Multi Channel device, or the use of the Time Summation system, both as more fully described in clause 6.7 of the Company’s prospectus attached as Appendix C hereto) (that is not the Current Product) which will utilize, or which is based on (in whole or in part), or involves the use of, or is otherwise covered (in whole or in part) by, or falls within the scope of any claim under any Patent, including the 2005 Patent and/or the 2008 Patent, shall be subject to the provisions of the R&L Agreement, and the provisions of this clause 6 (other than this paragraph) shall not apply thereto and if the Current Product is not a U.S. DHHS Patent Protected Product, the royalties due in respect of Net Sales of Current Products incorporating any such upgrades, improvements or developments pursuant to the R&L Agreement shall be the royalties due in respect of Products which are not U.S. DHHS Patent Protected Products.

For the avoidance of any further doubt, the provisions of this Section 6 shall not apply to any Product which is not the Current Product, as herein defined.

General

7.                   For the avoidance of doubt, this Third Addendum Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof (including, any previous correspondence in this regard, between the parties, or on their behalf) and may be amended only by a written document signed by both parties hereto.

8.                   For the avoidance of doubt, Yeda agrees, based on and subject to the accuracy of the representations and documents received from the Company, that the agreement dated June 16, 2009 entered into between the Company and ATID SRL, an Italian entity, for the marketing and promotion of the Current Product, a copy of which was provided to Yeda on October 11th, 2009 (“the ATID Agreement”) is not a Sublicence under the terms of and as defined in clause 1.2.11 of the R&L Agreement (as amended). For the avoidance of doubt, the parties agree that all payments that are received by the Company pursuant to the ATID Agreement in respect of the Current Product, including the “Acclimatization Period Monthly Fee” described in clause 5.2 thereof, and including amounts received by the Company pursuant to the ATID Agreement in respect of products ancillary to the Current Product, such as (but not limited to) electromagnetic stimulators which the Company may provide the client (at the client’s request) and biocompatible caps will be considered as Net Sales of Products (if the Deep TMS device is not a U.S. DHHS Patent Protected Product, of Products which are not U.S. DHHS Patent Protected Products) on which royalties will be due to Yeda pursuant to the R&L Agreement (as amended), provided only that amounts received by the Company in respect of electromagnetic stimulators ancillary to the Current Product which are bought by the Company off-the-shelf from an independent third party and resold or leased to customers shall (up to a maximum of US$40,000 per each unit of the Current Product) not be so included.

IN, WITNESS WHEREOF THE PARTIES HERETO HAVE SET THEIR SIGNATURES.

Prof. Mudi Sheves	Amir Naiberg
Chairman	C.E.O.
YEDA RESEARCH AND		BRAINSWAY, INC.
DEVELOPMENT COMPANY LTD.

APPENDIX A

Patent Card 2005-117

PATENT CARD

2005-117

Title: TRANSCRANIAL MAGNETIC STIMULATION SYSTEM AND METHODS

Inventors: ZANGEN Abraham, ROTH Yiftach, MIRANDA Pedro, HAZANI David, HALLETT Mark

Country	Application	Publication	Grant	Status

U.S.A	16/06/2005-11/153,905	21/12/2006 — 2006-0287566	—	Pending
Patent Cooperation Treaty	15/06/2006 — PCT/IL2006/000694	21/12/2006 — WO/2006/134598	—	Published
Australia	15/06/2006-2006257210	—	—	Pending
Canada	15/06/2006-2,610,991	—	—	Pending
European Patent Office	15/06/2006-06756220.7	27/02/2008 — 1 890 762	—	Pending
Hong Kong	26/08/2008 - 08109499.9	—	—	Pending
Israel	15/06/2006-187698	—	—	Pending
Japan	15/06/2006-2008-516502	04/12/2008 — 2008-543416	—	Pending

APPENDIX B

Patent Card 2008-128

PATENT CARD

2008-128

Title: SYSTEM AND METHODS FOR CONTROLLING ELECTRIC FIELD PULSE PARAMETERS USING TRANSCRANIAL MAGNETIC STIMULATION

Inventors: ROTH Yiftach, ZANGEN Abraham, CHUDNOVSKY Vadim, SAFRA Noach, HAZANI David

Country	Application	Publication	Grant	Status

U.S.A	11/12/2008-12/332,459	—	—	Pending
Patent Cooperation Treaty	11/12/2009 - PCT/IB2009/055704	Pending

Appendix C

Copy of clauses 6.6. and 6.13.4.1 to the Company’s Prospectus

6.6                               The Deep TMS Device Developed by the Company

6.6.1                     The device developed by the Company, is designed for a non-intrusive treatment for common brain function disorders. The device is based on a unique structured electric coil, in it runs an electric current which varies rapidly, creating an electric field through which one can affect different areas in the depth of the brain by stimulation or repression of the nerves, depending on the operating frequency (Deep Transcranial Magnetic Stimulation) (Deep TMS).

The device developed by the Company is composed of an electric current provider which creates a rapidly varying electric current (stimulator), controlled by a computer. The electric current provider is an existing medical device, used for different medical purposes, and is an off-the-shelf-product being purchased by the Company. The electric current provider is connected to a special helmet containing the unique structured electric coil developed by the company (H-Coil). The Company has developed a number of coils having a different structure, all of which are based on the Company’s unique technology. For each disorder or disease the Company has developed a uniquely configured coil designed to affect the relevant neuronal structures related to that specific disorder or disease, based on Company’s technology (H-Coil).

The unique structure of the coils developed by the Company creates an electric field which affects the depth of the brain, using interference (summation) of multiple small electric fields with the same direction.  The coil simultaneously creates electric fields which are mostly parallel to the cranium and thereby increasing the penetration capability into the depth of the brain and the efficiency in the area chosen by the therapist. Unlike the existing surface TMS device, which creates an electromagnetic field which fades dramatically already at a depth of 2 cm, the Company’s developed Deep TMS device creates a magnetic field with a slower and more graduated fading rate, and thereby it is capable of affecting up to 6.5-7 cm within the depth of the brain in a manner that enables affecting and stimulation of almost every region of the human brain.

The capability to affect large ranges does not derive from the increase in the intensity of the coil’s electric current or electric field, but from the coil’s unique design, which enables a direct impact of the device on those deep areas of the brain which are responsible for causing the disorder or disease (like depression), as opposed to an indirect effect through a chain reaction.

The treatment is conducted by attaching the helmet, which contains the coil, to the patient’s head. In the beginning of the treatment, the therapist activates the device for the purpose of providing a few pulses in order to determine the personal motor stimulation threshold typical for that specific patient.

After determining the forgoing threshold, the helmet is placed in the area suitable for the treatment. During the treatment, which is approximately 15-20 minutes length, the device is activated about 20 to 40 times for periods of approximately two seconds. The treatment is given for a period of about 4 weeks consecutively. It is possible to operate the  device in different frequencies  according to the therapist’s  discretion.  An electromagnetic field which operates at a frequency of less than 1 hertz suppresses the activity in the treated area of the brain by slowing down the interaction between the neurons inside the brain. A magnetic field which operates at a frequency of 10 hertz and over has a stimulating influence upon cells’ activities.

Such treatment is not dependent upon a patient’s anesthetization and does not cause more than minor discomfort, such that during the treatment a patient can engage in different activities such as reading a book or watching television. Based on trials conducted by the Company, there were no significant side-effects to the patients, except for some minor headaches which lapsed within a short time, up to a few hours after the treatment, and also two incidents of short seizures which are a known side-effect.

Moreover, the device includes an integral cooling system. Since the coil and the electric current provider tend to heat as a result of the electric current passing through them in high frequency, a cooling system is needed in order to prevent any damage to the device. In most of the existing TMS devices there is no cooling system, and therefore the therapist must keep a block of dry-ice nearby and every now and then dip the coil in the ice for cooling, in a way that prevents a relatively long sequence of treatments. In the device developed by the Company, the cooling system is integral, keeping a relatively low temperature throughout the treatment, and thereby preventing damage to the system and discomfort for the patient.

6.6.2.                  Based on the foregoing technology, in 2003 the Company developed a prototype of the device. All of the clinical trials conducted by the Company are being performed by this prototype. The device includes a cart on which the stimulator, cooling system and controlling computer are assembled. Attached to the cart is an adjustable arm with the helmet and coil. The helmet is attached with a cable to the stimulator and with a tube to the cooling system.

6.6.3.                  The configuration, development and manufacturing of the device are performed by a subcontractor, while the stimulator and computer, which are off-the-shelf products, are bought and assembled by the Company. The Company has commercial usage rights in the device’s configuration that is designed for the Company.

The Company estimates, that a serial production of the device,  assuming all development and clinical trials succeed and the device will be licensed, will be performed by subcontractors, while the stimulator will be bought by the Company from an outside source or will be manufactured by self-production. For details about the development of the Multi-Channel device please see section 6.7 of the prospectus.

6.13.4              Royalties

6.13.4.1    The following are details about the royalties’ rates, which to the Company’s knowledge, Brainsway Inc. shall be required to pay for revenues derived from the application of the patents:

	Product	PHS	Yeda	Chief Scientist	Other Inventor
1.	Product based on first patent	3% of the sales — up to sales in the amount of US$10,000,000; 2% of the sales - from sales volume exceeding US$10,000,000. For details please see Section 6.13.2.6.	1.5% of the sales — up to sales in the amount of US$10,000,000; 1% of the sales - from sales volume exceeding US$10,000,000. For details please see section 6.13.3.6.	—	—
2.	Product based only on second patent	2% of the sales — up to sales in the amount of US$10,000,000; 1% of the sales — from sales volume exceeding US$10,000,000. For details please see section 6.13.2.6.	3% of sales — up to sales in the amount of US$10,000,000; 2% of sales — from sales volume exceeding US$10,000,000. For details please see section 6.13.3.6.

3% for the first 3 years beginning on the commencement of the sales, 4% starting on the beginning of the fourth year and until the end of sixth year, 5% starting on the beginning  of seventh year until reaching  an aggregated amount equals to the grant plus interest*.

0.045% from net sales of the company.
3.	Product based on both the first and the second patents	3% of the sales — up to sales in the amount of US$10,000,000; 2% of sales — from sales volume exceeding US$10,000,000. For details please see section 6.13.2.6.	1.5% of sales — up to sales in the amount of US$10,000,000; 1% of sales — from sales volume exceeding US$10,000,000. For details please see section 6.13.3.6.	3% for the first 3 years beginning on the commencement of the sales, 4% starting on the beginning of fourth year until the end of the sixth year, 5% starting on the beginning of seventh year until reaching an aggregated amount equals to the grant plus interest*.	—

* If the Company will receive an approval from the Office of the Chief Scientist for the production of the products based on the US patents, the Company will be obliged to increase the rate of the royalties as stated in the Research and Development Law and the regulations promulgated thereunder.

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